Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into this 2nd day of January 2006, by and between Joseph E. Sutaris (“Executive”) and Wilber National Bank, a national banking corporation (“Corporation”).

W I T N E S S E T H T H A T :

WHEREAS, Executive is the Chief Financial Officer of the Corporation;

WHEREAS, the Corporation desires to secure the continued employment of Executive, subject to the provisions of this Agreement; and

WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1.	Employment; Responsibilities and Duties.

(a)        The Corporation hereby agrees to employ Executive and to cause the Corporation and any successor organization to the Corporation to employ Executive, and Executive hereby agrees to serve as the Chief Financial Officer of the Corporation and any successor organization to the Corporation, as applicable during the Term of Employment. Executive shall have such executive duties, responsibilities, and authority as shall be set forth in the bylaws of the Corporation or as may otherwise be determined by the Corporation.

(b)         Executive shall diligently and conscientiously devote his full and exclusive working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Executive shall not, without the prior written consent of the Chairman of the Board of the Corporation (the “Chairman”), render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Corporation or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior permission of the Chairman, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

Exhibit 10.12

(c)         Executive shall at all times discharge his duties in consultation with, and under the supervision of the Corporation’s Board of Directors. In the performance of his duties, Executive shall make his own principal office in such place as the Corporation’s Board of Directors and Executive may from time to time agree.

2.	Term of Employment.

(a)        The term of this Agreement (“Term of Employment”) shall be the period commencing on January 2, 2006 (the “Commencement Date”) and continuing through December 31, 2010 or until the Termination Date, whichever occurs first. The Termination Date shall mean the earliest to occur of:

(i)	the death of Executive; or

(ii)         Executive’s inability to perform his duties hereunder, as a result of physical or mental disability of Executive, for a period of at least 26 consecutive weeks or for at least 26 weeks during any period of twelve consecutive months during the Term of Employment, and, within thirty (30) days after written notice of termination under this section 2(a)(ii) is thereafter given by the Corporation the Executive has not returned to the full-time performance of the Executive’s duties; or

(iii)        the discharge of Executive by the Corporation “for cause,” which shall mean one or more of the following:

(A)        any willful or gross misconduct by Executive with respect to the business and affairs of the Corporation, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B)        the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by the Corporation;

(C)         personal dishonesty or breach of fiduciary duty to the Corporation that in either case results or was intended to result in personal profit to the Executive at the expense of the Corporation;

(D)         Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Corporation (the “Board”) that specifically

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identifies the manner in which the Corporation believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty days of receiving such demand;

(E)        the breach by Executive of any representation or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to the Corporation or any of its affiliates for which Executive is assigned material responsibilities or duties;

(F)        willful violation of any law, rule or regulations (other than traffic violations or similar violations) or cease-and-desist order, court order, judgment or supervisory agreement which violation is materially and demonstrably injurious to the Corporation;

(G)        Executive, directly or indirectly, alone or as a member of a partnership, or as an officer, director, member or shareholder of any other entity, is engaged in or concerned with any pursuit that might conflict with the Corporation’s business, or affect Executive’s ability to perform his duties or create an appearance of a conflict; or

(iv)        Executive’s resignation from his position as Chief Financial Officer of the Corporation other than for “Good Reason,” as hereinafter defined; or

(v)         the termination of Executive’s employment by the Corporation “without cause,” at any time, upon the thirtieth day following notice to Executive; or

(vi)        Executive’s resignation for “Good Reason.” “Good Reason” shall mean, without Executive’s express written consent, reassignment of Executive to a position other than as Chief Financial Officer of the Corporation other than for “Cause,” or a decrease in the amount or level of Executive’s salary or benefits from the amount or level established in section 3 hereof.

(b)        In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(v) or 2(a)(vi) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

(i)           any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii)          such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the

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Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

(c)         In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(v) or 2(a)(vi) hereof, Executive shall be entitled to receive:

(i)          any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date, and, for the period commencing on the date immediately following the Termination Date and ending upon the first anniversary of the Termination Date, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of the Corporation with respect to executive personnel as presently in effect or as they may be modified by the Corporation from time to time; and

(ii)         the pro rata share of any bonuses or incentive up to the Termination Date to which Executive is entitled; and

(iii)        such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

(d)      Six months prior to December 31, 2010, if the Executive remains in employment with the Corporation at that time, the Executive and the Corporation will begin discussions concerning an extension of the Term of Employment.

3.          Compensation. For the services to be performed by Executive for the Corporation and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a)	Salary. During the Term of Employment:

(i)          The Corporation shall pay Executive a salary which, on an annual basis, shall be $150,000 commencing on January 2, 2006. For fiscal years subsequent to the Corporation’s 2006 fiscal year, if the Executive continues in employment with the Corporation, the Corporation shall pay to the Executive as compensation for his services the amount which is set by the Board, but in no event less than the above salary established for fiscal year 2006, unless Executive’s duties and responsibilities are more limited or his time

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spent on his duties and responsibilities is appreciably reduced. Salary shall be payable in accordance with the normal payroll practices of the Corporation with respect to executive personnel as presently in effect or as they may be modified by the Corporation from time to time.

(ii)          Executive shall be entitled to incentive bonuses as may from time to time be awarded by the Board.

(b)          Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of the Corporation, as presently in effect or as they may be modified by the Corporation from time to time, under such terms as may be typical for senior management officers employed by the Corporation, including, without limitation, plans providing retirement benefits, medical insurance, life insurance and disability insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement. The Corporation is in the process of terminating, or freezing, the Corporation’s Defined Benefit Pension Plan and implementing a 401K Plan, and the Executive understands and agrees that such action is consistent with this Agreement and accepted by the Executive.

(c)          Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of the Corporation as in effect as of the Commencement Date or as may be modified by the Corporation from time to time as may be typical for senior management officers employed by the Corporation, but in no event less than four (4) weeks of paid vacation per year

(d)          Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

(e)         Automobile. The Corporation recognizes the Executive’s need for an automobile for business purposes. The Corporation, therefore, shall provide the Executive with an automobile, including all related maintenance, repairs, insurance and other costs. The automobile and related costs shall be comparable to those which the Corporation provides to other employees.

(f)           Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of an itemized account of such expenses in any form required by the Corporation. The Corporation expects the Executive to participate in NYSB activities, Peer Group exchanges and attend banking related conventions and conferences.

4.	Confidential Business Information; Non-Competition.

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(a)         Executive acknowledges that certain business methods, creative techniques, and technical data of the Corporation and its affiliates and the like are deemed by the Corporation to be and are in fact confidential business information of the Corporation or its affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of the Corporation or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, strategic plan, computer system, systems and procedures including SOX compliance, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Corporation or affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Corporation or affiliates. In this regard, the Corporation asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by the Corporation, nor shall he use to the detriment of the Corporation or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of the Corporation or affiliates, any confidential business information obtained during the course of his employment by the Corporation. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of the Corporation or affiliates. On or before the Termination Date, Executive shall promptly deliver to the Corporation any and all tangible, confidential information in his possession.

(b)         Executive hereby agrees that from the Commencement Date until the first anniversary of the Termination Date, Executive will not (i) interfere with the relationship of The Wilber Corporation, the Corporation or affiliates with any of their employees, suppliers, agents, or representatives (including, without limitation, causing or helping another business to hire any employee of The Wilber Corporation, the Corporation or affiliates), or (ii) directly or indirectly divert or attempt to divert from The Wilber Corporation, the Corporation or affiliates any business in which any of them has been actively engaged during the Term of Employment, nor interfere with the relationship of The Wilber Corporation, the Corporation or affiliates with any of their customers or prospective customers. In the event of termination of Executive’s employment by Executive pursuant to section 2(a)(ii) or 2(A)(iv) or by the Corporation pursuant to section 2(a)(iii), Executive agrees not to compete, directly or indirectly, with The Wilber Corporation, the Corporation or any affiliate, subsidiary, or successor, as an employee, officer, director, independent contractor, consultant or shareholder of any financial services company or any other entity or person providing financial

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services, including but not limited to lending, securities, brokerage, trust or insurance products or services, which has an office or location that is located within seventy-five (75) miles of Oneonta, New York, for a period of one (1) year from the effective date of the termination of his employment.

(c)          Executive acknowledges and agrees that irreparable injury will result to the Corporation in the event of a breach of any of the provisions of this section 4 (the “Designated Provisions”) and that the Corporation will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Corporation may have, the Corporation shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Otsego County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d)          It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Corporation, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

5.          Life Insurance. In light of the unusual abilities and experience of Executive, the Corporation (or its affiliates) in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as the Corporation may choose. The Corporation shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of the Corporation, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which the Corporation has applied for insurance. (Note: this provision will not change the Executive’s benefit under the separate “Amended and Restated Wilber National Bank Split Dollar Life Insurance Plan” dated November 9, 2001.)

6.	Representations and Warranties.

(a)          Executive represents and warrants to the Corporation that his execution, delivery, and performance of this Agreement will not result in or constitute a

Exhibit 10.12

breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b)          Executive shall indemnify, defend, and hold harmless the Corporation for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which the Corporation has incurred or to which the Corporation may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

7.          Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to the Corporation:

Wilber National Bank

245 Main Street

1Oneonta, NY 13220

Attention: President and Chief Executive Officer

If to Executive:

Joseph E. Sutaris

20 Suncrest Terrace

Oneonta, NY 13820

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

8.          Assignment. This Agreement shall inure to the benefit of and shall be binding upon, the Corporation, its successor or assigns. This Agreement may not be assigned by the Executive.

9.          Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof. The parties hereby designate Otsego County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to

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personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

10.        Entire Agreement. This Agreement constitutes the entire understanding between the Corporation and Executive relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto or between Executive and the Corporation or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought. The Executive and the Corporation acknowledge that there is a separate Severance Compensation Agent between Executive and The Wilber Corporation.

11.	Illegality; Severability.

(a)         Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b)        If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i)           the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii)         to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

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12.        Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years’ experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Northern District of New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney’s fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

13.      Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney’s fees.

14.        Affiliation. A company will be deemed to be “affiliated” with the Corporation according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

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15.        Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

Wilber National Bank

By:	/s/ Brian R. Wright
Brian R. Wright
Chairman

/s/ Joseph E. Sutaris
Joseph E. Sutaris